Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-132388) of White Mountains Insurance Group, Ltd. of our report dated June 16, 2009 with respect to the statements of net assets available for benefits of the Esurance Inc. 401(k) Plan as of December 31, 2008 and 2007, the related statements of changes in net assets available for benefits for the years then ended, and the related supplemental schedules as of and for the year ended December 31, 2008, which report appears in the December 31, 2008 annual report on Form 11-K of the Esurance Inc. 401(k) Plan.

/s/ Mohler, Nixon & Williams

MOHLER, NIXON & WILLIAMS

Accountancy Corporation

Campbell, California

June 16, 2009